Exhibit 10.1

1ST DETECT CORPORATION

TRANSACTION INCENTIVE BONUS PLAN

This 1st Detect Corporation Transaction Incentive Bonus Plan (this “Plan”) was approved and adopted by the Board of Directors (the “Board”) of Astrotech Corporation, a Delaware corporation (“Astrotech”) and ultimate parent company of 1st Detect Corporation, a Delaware corporation (the “Company”), effective as of October 13, 2026 (the “Effective Date”).

SECTION 1.	PURPOSE.

The purpose of the Plan is to secure and retain the services of certain key employees of the Astrotech and its Affiliates and to provide incentives for such persons to exert maximum efforts to achieve a successful consummation of the Sale Transaction (as defined below).

SECTION 2.	DEFINITIONS.

Unless a different meaning is required when used in context, the following terms and conditions will have the meanings set forth below when used in this Plan:

2.1       “Administrator” means the Board or such committee of the Board as is designated by it to administer the Plan (and solely for purposes of Section 4.4 of the Plan, Mr. Tom Wilkinson, acting in his capacity as Administrator, subject to the terms thereof). As of the Effective Date, the Board has appointed the Compensation Committee of the Board to serve as the Administrator of the Plan.

2.2     “Award Letter” means the written letter from the Company to a Participant designating such Person as a Participant in the Plan and setting forth, among other terms, the Participant’s Bonus Pool Percentage.

2.3       “Affiliate” means, with respect to any person, a person that directly or indirectly controls, is controlled by, or is under common control with such person.

2.4       “Board” has the meaning set forth in the preamble to the Plan.

2.5       “Bonus Pool” has the meaning set forth in Section 5.1.

2.6     “Bonus Pool Percentage” means a percentage of the Bonus Pool awarded to a Participant and set forth in such Participant’s Award Letter.

2.7       “Claims” has the meaning set forth in Section 9.7.

2.8       “Code” means the Internal Revenue Code of 1986, as amended.

2.9       “Company” means 1st Detect Corporation, a Delaware corporation and wholly-owned subsidiary of Astrotech.

2.10     “Effective Date” has the meaning set forth in the preamble to the Plan.

2.11     “Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings then applicable under Section 3401(c) of the Code) of Astrotech, the Company (or its successor) or any Affiliate thereof.

2.12     “Excise Tax” has the meaning set forth in Section 8.1.

2.13     “Participant” means an Employee that has been selected by the Administrator to participate in the Plan.

2.14     “Payment” has the meaning set forth in Section 8.1.

2.15    “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association. Person shall include more than one Person acting as a group as defined under Section 409A of the Code.

2.16     “Sale Transaction” means the occurrence of an event set forth in any one of the following paragraphs following the Effective Date:

(a)     any Person acquires ownership of the Company’s equity interests (whether by sale, merger, consolidation or otherwise) that, together with any equity interests held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the Company’s equity; or

(b)     any Person acquires all or substantially all of the assets of the Company; provided, however, a transfer of assets by the Company shall not be treated as a Sale Transaction if the assets are transferred to a Person, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, Astrotech or any Affiliate thereof. Notwithstanding the foregoing, a Sale Transaction shall not be deemed to occur solely if there is a transfer to an entity that is controlled by Astrotech or any Affiliate thereof immediately after the transfer.

For purposes of this definition of Sale Transaction, the term “Person” shall not include (i) the Company, Astrotech or any Affiliate thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Astrotech or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by the stockholders of Astrotech in substantially the same proportions as their ownership of shares of Astrotech.

2.17    “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with Astrotech, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if Astrotech or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of Astrotech, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.18     “Termination of Service” means a termination of employment from Astrotech, the Company (or its successor) or any Affiliate thereof, provided that such termination constitutes a “separation from service” under Section 409A of the Code and the regulations and guidance issued thereunder.

2.19     “Transaction Bonus” means a bonus (or bonuses) payable pursuant to this Plan.

2.20     “Transaction Bonus Payment” means a payment of a Transaction Bonus pursuant to the terms of the Plan.

2.21     “Transaction Value” means, with respect to a Sale Transaction, the actual aggregate fair market value of the proceeds to be received by the Company or Astrotech in connection with the closing of such Sale Transaction, including any proceeds subject to escrows, holdbacks, earnouts and other contingencies, as determined by the Administrator in its sole discretion, (i) after repayment of any indebtedness, liabilities or capital lease obligations of the Company, if applicable, (ii) net of any fees associated with the Sale Transaction, including, without limitation, investment banking, accounting, consulting and attorney fees, and (iii) without making any adjustment for amounts to be paid under the Plan.

SECTION 3.	ADMINISTRATION.

3.1        Designation of Administrator. Subject to the terms of this Section 3, the Plan shall be administered by the Administrator.

3.2       Administrator’s Powers. The Administrator shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Administrator shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Administrator, and the application of rules and regulations to a particular case or issue by the Administrator, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. The Administrator shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power and duty to:

(a)       designate the Participants who shall participate in the Plan;

(b)      maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c)      adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein;

(d)       enforce the terms of the Plan and the rules and regulations it adopts;

(e)       review claims and render decisions on claims for benefits under the Plan;

(f)       employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company or its Affiliates) for such purposes as the Administrator considers necessary or desirable in connection with its duties hereunder; and

(g)       perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

SECTION 4.	ELIGIBILITY; GRANT OF AWARDS; FORFEITURE

4.1       Designation of Eligible Participants.  Awards under this Plan may be made from time to time and each Participant will be notified of his or her participation hereunder in writing pursuant to an Award Letter, which writing will also specify the Bonus Pool Percentage that he or she is eligible to earn in connection with a Sale Transaction.

4.2      Award Letters. The grant of Transaction Bonus awards shall be authorized by the Administrator and shall be evidenced by an Award Letter in a form approved by the Administrator, between Astrotech and the Participant. Each such Award Letter is subject to the express terms and conditions of this Plan, and shall set forth the Participant’s Bonus Pool Percentage and other terms and conditions that, in the sole judgment of the Administrator, are appropriate and not inconsistent with this Plan.

4.3      Forfeiture. A Participant’s eligibility for a Transaction Bonus Payment shall cease and be forfeited (a) upon the Participant’s Termination of Service for any reason, or (b) if the Participant fails to timely return the release described in Section 5.3 below. The Participant shall have no right to any payments with respect to any forfeited Transaction Bonus. If a Participant’s eligibility for a Transaction Bonus is forfeited, the Administrator may (but is not required to) reallocate such Participant’s Bonus Pool Percentage in the Bonus Pool to other Participants (who may be either new or existing Participants).

4.4      Unallocated Bonus Pool.  If any portion of the Bonus Pool is unallocated at the time of a Sale Transaction, such unallocated portion shall be distributed to the Company or Astrotech pursuant to the terms of the agreements governing the Sale Transaction; provided, however, that, in connection with such Sale Transaction, Mr. Tom Wilkinson (to the extent he is an independent director and member of the Administrator at such time), acting solely as the Administrator, may instead award all or a portion of such unallocated portion to Mr. Thomas B. Pickens, III, the Chief Executive Officer of Astrotech, subject to the terms and conditions of the Plan.

SECTION 5.	BONUS POOL; PAYMENT OF TRANSACTION BONUSES.

5.1      Bonus Pool. The “Bonus Pool” under this Plan shall be an amount equal to twenty percent (20%) of the Transaction Value received by the Company or Astrotech, as applicable, in connection with a Sale Transaction. No Bonus Pool shall be established unless the total Transaction Value in connection with a Sale Transaction equals or exceeds $20 million.

5.2     Timing and form of Transaction Bonus Payments. Subject to Section 5.3 below, on or as soon as practicable following the date the Transaction Value proceeds are received by the Company or Astrotech, as applicable (but in any event, within thirty (30) days following such applicable date), each Participant shall receive such Participant’s Transaction Bonus in an amount equal to such Participant’s Bonus Pool Percentage multiplied by the available Bonus Pool, less applicable tax withholdings and deductions, provided that, such Participant is employed by the Company (or the Company’s successor) or Astrotech and its Affiliates, on the date the date the applicable Transaction Bonus is paid. All Transaction Bonuses will be paid in cash. Notwithstanding the foregoing, if the time period for returning the release and any permitted revocation period begins in one taxable year and ends in a second taxable year, no amounts due under this Section 5.2 shall be paid until the second taxable year.

5.3      Release of Claims.  Payment of any Transaction Bonus shall be conditioned on the Participant’s execution and delivery, at the time the Transaction Bonus is payable in connection with the closing of the Sale Transaction, of a general release of claims against the Company, Astrotech and their Affiliates, and their respective successors, in a form reasonably prescribed by Astrotech and the Company (or its successor) that becomes effective and irrevocable within thirty (30) days after the closing of the Sale Transaction. If a Participant fails to timely execute and return the release required by this Section 5.3 or subsequently revokes the release during any permitted revocation period, he or she shall forfeit any right to any Transaction Bonus, and his or her Award Letter shall be void and no longer of any force or effect.

SECTION 6.	WITHHOLDING; TAXES.

Astrotech or its Affiliates will withhold from any Transaction Bonus (or from any other compensation payable to a Participant) all taxes and other payroll deductions required to be withheld from any Bonus Payment.  Alternatively, if required by Astrotech, as an additional condition of payment hereunder, a Participant will make arrangements satisfactory to Astrotech for the payment of any such taxes and other deductions.

SECTION 7.	AMENDMENT; TERMINATION.

7.1      Effective Date. The Plan shall be effective as of the Effective Date and shall remain in effect until the date that is the earlier of (i) five (5) years following the Effective Date, or (ii) it is terminated in accordance with Section 7.2 below.

7.2       Amendment and Termination. Astrotech may at any time and from time to time, in its sole discretion (i) amend, in whole or in part, any or all of the provisions of this Plan, or (ii) terminate the Plan by the adoption of a resolution by the Board. Upon a Sale Transaction, the terms of the Plan may not be amended with respect to such Sale Transaction. This Plan shall terminate immediately upon the occurrence of a Sale Transaction; provided that the obligation to make any payments in connection with such Sale Transaction required pursuant to the terms hereof shall remain outstanding until satisfied in full.

SECTION 8.	PARACHUTE PAYMENTS.

8.1      Best Net Benefit. Notwithstanding anything herein to the contrary, if any payment or benefit a Participant would receive from Astrotech or its Affiliates pursuant to this Plan or otherwise (a “Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this Section 8, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to either (i) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (ii) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Participant.  If a reduction in the Payment is to be made, (x) the Payment will be paid only to the extent permitted under clause (i), and the Participant will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards; and (C) reduction of other benefits payable to the Participant.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards.

8.2     Accounting Firm. The accounting firm engaged by Astrotech for general tax purposes as of the day prior to the closing of the Sale Transaction will perform the foregoing calculations. If the accounting firm so engaged by Astrotech is serving as accountant or auditor for the acquiring company or otherwise refuses to make such calculations, Astrotech will appoint a nationally recognized accounting firm to make the determinations required hereunder. Astrotech will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to Astrotech and the affected Participant within fifteen (15) days before the closing of the Sale Transaction (if requested at that time by Astrotech or the Participant) or such other reasonable time as requested by Astrotech or a Participant.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish Astrotech with documentation reasonably acceptable to Astrotech that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon Astrotech and the Participants.

SECTION 9.	MISCELLANEOUS PROVISIONS.

9.1    Inalienability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.

9.2     No Right to Continue in Employment or Service. Nothing in the Plan shall confer upon any individual the right to continue in the employ or service of the Company, Astrotech or any Affiliate thereof, or interfere with or restrict in any way the right of the Company, Astrotech or any Affiliate thereof to discharge any Participant’s service at any time (subject to any contract rights of such Participant), including, without limitation, before or after the date such Participant is eligible for payment with respect to an Award Letter.

9.3      Accounting of Compensation. Unless otherwise specifically provided in such benefit plan, no amounts paid to a Participant under this Plan shall be considered to be salary or other compensation for purposes of computing such Participant’s benefits under any plan or arrangement maintained by the Company, Astrotech or their Affiliates.

9.4      No Examination/Information Rights. No Participant shall have any right to examine the books and records of Company, Astrotech or their Affiliates or the right to obtain any confidential information about the Company, Astrotech or their Affiliates (including, without limitation, any non-public governing documents or financial records) as a result of such Participant’s receipt of an Award Letter, as a result of the existence of this Plan, or as a result of any action taken (or omitted to be taken) by the Administrator.

9.5    Indemnification of Administrator; No Duties; Waiver of Claims. Neither the Administrator, nor any officer of the Company or its Affiliates, acting on behalf or act the direction of the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and the Administrator and each Person acting on behalf of, or at the direction of, the Administrator shall be indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, neither the Administrator nor any Affiliate of the Company shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Letter or any Claim (as defined below) arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Letter) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against the Administrator and any Affiliate of the Company arising out of this Plan.

9.6      No Trust or Plan Funding. Astrotech (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of Astrotech for payment of any amounts hereunder. Neither the Plan nor any Award Letter shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Astrotech and any Participant. No Participant, beneficiary, or other person shall have any interest in any particular assets of Astrotech (or any of its Affiliates) by reason of the right to receive any payment under the Plan. Nothing contained in this Plan will constitute a guarantee by Astrotech that the assets of Astrotech will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of Astrotech. To the extent that any Participant acquires a right to receive any payment from Astrotech pursuant to an Award Letter, such right shall be no greater than the right of any general unsecured creditor of Astrotech. This Plan is intended to be a bonus plan and is not intended to be a plan covered by the Employee Retirement Income Security Act of 1974, as amended.

9.7     Governing Law. The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of Delaware, without application of the principles of conflicts of laws. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Letter (collectively, “Claims”) shall be against Astrotech, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of Astrotech, the Company (or its successor) or any Affiliate thereof. Each Award Letter shall require the Participant to release and covenant not to sue any Person other than Astrotech over any Claims. The individuals and entities described above in this Section 9.7 (other than Astrotech) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 9.7.

9.8       Section 409A of the Code. All Transaction Bonus Payments shall be subject to a substantial risk of forfeiture until the date such bonus is paid, and the Participant must be employed through the date the applicable Bonus Payment is paid. For the avoidance of doubt, it is intended that the benefits payable under this Plan satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Code and, to the extent not so exempt, that the benefits payable under this Plan be in compliance with Section 409A of the Code, and each Transaction Bonus Payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. However, neither Astrotech nor any of its Affiliates make any representations, guarantees or promises to a Participant with respect to the treatment of the Plan under Section 409A of the Code, and each Participant is advised to consult with their tax advisors. Each Participant will be responsible for their own tax obligation in connection with any Transaction Bonus Payment under the Plan, including, without limitation, under Section 409A of the Code.

9.9       Construction of Plan; Severability. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely. In the event that any term or provision contained in this Plan is held by a court of competent jurisdiction or an arbitrator to be invalid, illegal or unenforceable in any respect for any reason, such invalid, illegal, or unenforceable term or provision shall not affect any other term or provision that is contained in this Plan and this Plan shall be construed in all respects as if the invalid, illegal or unenforceable term or provision had never been contained herein.

9.10    Integrated Plan. This Plan (along with any Award Letter provided to a Participant) constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understanding or representations between Astrotech and the Participant pertaining to or concerning the subject matter of this Plan. No oral statements or prior written material not specifically incorporated in this Plan or a Participant’s Award Letter shall be of any force and effect, and no changes in or additions to this Plan shall be recognized, unless incorporated in this Plan by written amendment executed in accordance with the provisions of Section 7.2, such amendment to become effective on the date stipulated in it. Each Award Letter shall require each Participant to acknowledge and represent that the Participant did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by Astrotech in connection with the Plan or the Award Letter, and that the Participant has relied on the Participant’s own judgment in entering into the Award Letter.

9.11    Confidentiality. By accepting an Award Letter, each Participant agrees to keep the terms of the Plan and Award Letter completely confidential and shall not disclose same to any Person; provided, however, the Participant may disclose the terms to the Participant’s family and financial, tax, professional, pastoral and legal advisors or as otherwise permitted by applicable law. Before sharing this Plan, the Award Letter or their terms with the Participant’s family or financial, tax, professional, pastoral and/or legal advisors, the Participant agrees to notify them of this confidentiality requirement and require them to agree to this confidentiality requirement.

A copy of this Plan shall be kept on file in the principal office of the Company in Austin, Texas (or such other location of the principal office of the Company while this Plan is in effect).

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[Remainder of Page Intentionally Left Blank.

Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the Effective Date.

ASTROTECH CORPORATION a Delaware corporation

By:	/s/ Thomas B. Pickens III

Name:	Thomas B. Pickens III

Title:	Chief Executive Officer, Chief Technology Officer and Chairman of the Board

Signature Page to the 1st Detect Corporation Transaction Incentive Bonus Plan